TURNKEY DRILLING AGREEMENT

PROJECT NAME: Antle Lease

LEASE WELL NO.: Slugger #1

RUSSELL COUNTY, KENTUCKY

THIS TURNKEY DRILLING AGREEMENT is made and entered into on this 29th day of January 2015, by and between the undersigned, SUPERNOVA ENERGY, hereinafter referred to as "SUPERNOVA", and OMR Drilling and Acquisition LLC, a Kentucky corporation, whose address is 5405 S. Highway 127, Albany, Kentucky, hereinafter referred to as "OMR DRILLING".

WITNESSETH

WHEREAS, OMR DRILLING has purchased certain Oil, Gas and Mineral Leases (the "Leases") in and to lands situated in the county noted hereinabove in an area known to the parties hereto by the project name noted hereinabove; and,

WHEREAS, SUPERNOVA desires to become a working interest owner in order to develop the subject Project by retaining the services of OMR DRILLING as Operator to drill a well capable of producing hydrocarbons from the subject lands, said Well being identified hereinabove.

NOW, THEREFORE, in consideration of the premises, the parties hereto do hereby agree and stipulate as follows, to-wit:

1. SUPERNOVA agrees to pay to OMR DRILLING the amount of $150,000 ($100,000 to drill the well and $50,000 to complete the well) in order to purchase a 100% working interest and a 87.5% net revenue interest in and to the aforementioned Well, said Well to be drilled and tested by OMR DRILLING as provided for herein

2. OMR DRILLING agrees to drill said Well to a depth sufficient to test the Knox formation. If oil and/ or gas is discovered in commercial quantities at a lesser depth than that specified herein, said well may be completed and produced from that lesser depth. If the proposed well is determined by the Operator to be dry, that determination will be reported to SUPERNOVA and with the consent of SUPERNOVA, the well will be plugged in accordance with State Regulations. The cost of plugging and abandoning will be the responsibility of OMR DRILLING.

3. Should the well be successfully put into production, SUPERNOVA agrees to pay OMR DRILLING all of its proportionate share of the operation and maintenance charges associated with the operation of said well in the amount of $500.00 per month for 100% of the working interest. This excludes any work over or major part replacements required for the continued operation of the well. The $500.00 monthly operating and maintenance charges are to be paid directly to OMR DRILLING by the oil purchasing company prior to disbursement of funds to SUPERNOVA.

4. OMR DRILLING covenants to keep the location(s) free and clear of liens and encumbrances arising out of operations, and to provide reasonable amounts of insurance as required by the State of Kentucky. OMR DRILLING shall be liable to SUPERNOVA only for gross negligence or intentional acts which might prove to be the proximate cause of any loss to SUPERNOVA. Any loss which may be caused by an act of God (force majeure) or caused by any force or reason beyond the control of OMR DRILLING shall not create any liability upon either party beyond its, proportionate share of any location or well ownership. In the event of such loss, both parties agree to pay their proportionate share of liability from the proceeds of oil and/or gas sales from the subject well(s) to settle claims, or losses, as a result of the operation of the properties. Each of the parties shall always have the right and privilege of receiving in kind, or separately disposing of its' share of oil and/or gas production. Any extra expenses incurred by reason of separate disposition, or taking in kind, or its' share of production, by either party privileges and obligations of this contract shall be assumed by any Third Party receiving SUPERNOVA's working interest through assignment or transfer.

5. SUPERNOVA does hereby constitute and appoint OMR DRILLING as its agent, attorney in fact, to negotiate and contract for the sale of oil and/or gas, and to receive and disburse proceeds of sale, including the power to deduct normal and reasonable operation expense.

6. This project is offered on a "fixed cost" turnkey basis to SUPERNOVA. This places the open-end risk on OMR DRILLING, rather than upon SUPERNOVA. In the event of costs overrun beyond the contribution of SUPERNOVA, OMR DRILLING will pay all overrun costs at no additional costs to SUPERNOVA. In the event that the total capital contribution of SUPERNOVA exceeds the total cost of the project, this excess may be retained by OMR DRILLING as profit.

7. SUPERNOVA shall have access to the Lease Well at all reasonable times for the purpose of inspection and observation.

8. SUPERNOVA agrees and accepts the conditions of this Agreement and further acknowledges that the oil and gas business is inherently risky and that all or part of any investment on this project may be lost. With this in mind, OMR DRILLING makes no representation or guarantee regarding any amount of possible oil or gas production or the numerous risks in connection with an investment in this project. SUPERNOVA further states that it can withstand the total loss of investment without causing a change in lifestyle.

9. This Agreement embodies the entire agreement between the parties hereto, and supersedes any and all prior negotiations or agreements in regard thereto. No alteration or extensions of this Agreement shall be binding unless in writing and signed by the parties hereto.

10. The parties hereto acknowledge that they have read the above and foregoing Agreement thoroughly, that there has been adequate opportunity to consult legal counsel concerning this Agreement and that they have executed the same freely and voluntarily on the date hereof.

IN WITNESS WHEREOF, this Agreement has been agreed to and signed by each of the parties hereto, as of the day first above written.

SUPERNOVA ENERGY

BY: Kevin G. M[signature] 1/29/15

AUTHORIZED REPRESENTATIVE

OMR Drilling and Acquisition, LLC

BY: [signature]

NICHOLAS A. UPCHURCH
MANAGING MEMBER